Exhibit 99.1

  ISSI ANNOUNCES REVIEW OF HISTORICAL STOCK OPTION PRACTICES AND DELAYS FILING
                   FORM 10-Q FOR THIRD QUARTER OF FISCAL 2006

    SANTA CLARA, Calif., Aug. 9 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today announced that it is conducting a review of its historical practices in granting stock options. ISSI has filed a Form 12b-25 with the Securities and Exchange Commission stating that it will be unable to file a timely quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 until this review has been completed.

    The Company's Board of Directors has appointed a committee of independent directors to conduct this review. The committee plans to engage independent legal counsel and accounting experts. The review will cover all option grants since the Company's initial public offering in February 1995. The Company has also advised its independent registered public accounting firm, Ernst & Young LLP, of its review.

    The Company expects to incur significant legal and professional fees this quarter (ending September 30, 2006).

    In addition, two purported shareholder derivative actions concerning the Company's stock option granting practices have been filed against certain of the Company's current and former officers and directors in the U.S. District Court for the Northern District of California. The Company is named as nominal defendant.

    FORWARD LOOKING STATEMENTS: Statements in this press release regarding the possible conclusions or determinations to be made by the Board of Directors or the independent committee are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the independent committee, and the Company's independent public accountants concerning matters related to the company's stock option grants.

    About the Company

    ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

SOURCE  Integrated Silicon Solution, Inc.
    -0-                             08/09/2006
    /CONTACT: Scott Howarth, Vice-President & CFO, Investor Relations of Integrated Silicon Solution, Inc., +1-408-969-4686, or ir@issi.com/
    /Web site:  http://www.issi.com /
    (ISSI)